UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2008

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 1200, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2008, the Board of Directors of Kendle International Inc. ("Kendle" or the "Company") added Timothy M. Mooney as a member of its Board of Directors. Mr. Mooney has also been appointed to serve as a member of the Audit Committee of the Board.

Since August 2004, Mr. Mooney has been the vice president of operations of St. Xavier High School in Cincinnati, Ohio, one of the nation’s largest Jesuit high schools. From May 1996 through December 2002, Mr. Mooney served as executive vice president and chief financial officer of Kendle. He also served as a director of Kendle beginning in January 1997 until he retired from Kendle in December 2002. Mr. Mooney, age 60, also has served since 2003 on the  Board of Directors of the radio broadcasting company Regents Communications, Inc. Mr. Mooney also has served as the chief financial officer of two other publicly traded companies, The Future Now, Inc., a computer reseller, and Hook-SupeRx, Inc., a retail drugstore chain. Prior to May 1988, he was a partner with Coopers & Lybrand, a predecessor to PricewaterhouseCoopers LLP.

Mr. Mooney satisfies the definition of "independent director" set forth in the Company's Director Independence Standards and has been determined by the independent directors of the Company's Board of Directors to be an independent director for purposes of applicable NASD rules and satisfies the requirements for Audit Committee membership. The Board has designated Mr. Mooney as an audit committee financial expert under Item 407(d) of Regulation S-K.

There is no arrangement or understanding between Mr. Mooney and any other person pursuant to which Mr. Mooney was elected as a director of the Company. There are no transactions in which Mr. Mooney has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Exhibits

Exhibit No.	Description
99	Press Release Dated November 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: November 10, 2008	By:	/s/ Karl Brenkert III
Karl Brenkert III
Senior Vice President-Chief Financial Officer